                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  __________

                                   FORM 8-K

                                CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                 June 28, 1999
                                 Date of Report
                       (Date of Earliest Event Reported)

                        CAPITOL COMMUNITIES CORPORATION
            (Exact Name of Registrant as Specified in its Charter)

        Nevada                  0-23450                       88-0361144
(State of Incorporation)     (Commission File No.)   (I.R.S. Employer Identification No.)

           25550 Hawthorne Boulevard, Suite 207, Torrance, CA  90505
                   (Address of Principal Executive Offices)

                  Registrant's Telephone Number: 310-375-2266
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ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On March 29, 1999, a Contribution Agreement was entered into between Capitol Communities Corporation's subsidiary, Capitol Development of Arkansas, Inc. (the "Company") and Trade Partners, Inc. ("Trade Partners"), a unaffiliated third party, for the purpose of forming TradeArk Properties, LLC ("TradeArk Properties"), a Michigan limited liability company to develop and sell real estate. On June 1, 1999, an amendment to the Contribution Agreement was executed by the parties extending the closing date (the "Closing Date") to no later than June 30, 1999. On June 14, 1999, the Closing Date, the parties performed all of the terms and obligations of the Contribution Agreement, including the capitalization of TradeArk Properties.

     Trade Partners, a Michigan corporation that acquires, holds and transfers life insurance policies on persons with limited life expectancies, referred to as viatical settlement contracts, contributed to TradeArk Properties viatical settlement contracts that the parties determined had a discounted net present value of $8,300,000. The capital contribution provides Trade Partners with a 64.84% membership interest in TradeArk Properties.

     The Company contributed certain tracts of real property its owns in Maumelle, Arkansas (the "Maumelle Property"), including 192 acres of single-family lots; 19 acres of multi-family lots; 40 acres of commercial lots; and 6 acres of commercial lots, (collectively known as the "Contributed Maumelle Property"). TradeArk Properties assumed $3,800,000 in debt collateralized by the Contributed Maumelle Property. The fair market value of the Contributed Maumelle Property was determined by the parties to be $8,300,000, which after the assumed debt, represented a capital contribution by the Company of $4,500,000 or a 35.16% membership interest in TradeArk Properties.

     Simultaneously on the Closing Date, and pursuant to the terms of the Contribution Agreement, TradeArk Properties secured a $4,000,000 loan from New Era Life Insurance Company ("New Era"). The loan has a fixed interest rate of 13% per annum, and matures in 30 months when all accrued interest and principal is due. $3,156,581.92 of the New Era loan proceeds were used to retire loans held by the Company and secured by part of the Contributed Property. The New Era loan is secured by the Contributed Property and viaticals.

     After legal fees and other closing costs, the Company received $930,713.18 from the New Era loan proceeds from TradeArk Properties. The Company intends to use the proceeds for operating capital and expenses.

     TradeArk Properties anticipates commencing the development and sale of finished residential lots on part of the Contributed Property in September 1999.

     On March 31, 1999, a Plan and Agreement for Corporate Separation ("Separation Plan") was entered into between the Company and Charlie Corporation, a related party. On June 14, 1999, the parties executed a First Amendment to the Plan and Agreement for Corporate Separation. Under the

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terms of the Separation Agreement, Charlie Corporation exchanged 2,839,689 shares of the Company's common stock for all of the issued and outstanding capital stock in the Company's subsidiaries, Capitol Resorts, Inc. (the "Resort Subsidiary"), and Capitol Resorts of Florida, Inc., (the "Florida Resorts Subsidiary"). The exchange also included the Resort Subsidiary's solely-owned interest in Capitol Club, Exchange Services, Capitol Resorts International and Entry Resorts Marketing, and the Florida Resorts Subsidiary's solely-owned interest in Capitol SB Development. Under the terms of the Separation Agreement, Charlie Corporation assumed the liabilities, including $2,100,000 in related debt, for the Resort Subsidiary and Florida Resorts Subsidiary, effective June 14, 1999.

     With the exchange the Company disposed of its interest in approximately 36 acres of land and improvements near Disney World in Osceola County, Florida held by Capitol SB Development, and the rights to a ground lease and improvements referred to as the Ocean Palms Resort located in Pompano Beach, Florida. The Ocean Palms Resort property consist of a 53 long term leasehold unit complex, pool, office areas, parking area and other amenities. The assignment of the ground lease rights is held by the Florida Resorts Subsidiary.

     The parties determined that the fair market value of the stock in the Resorts Subsidiary and the Florida Resorts was $3,344,987, and the fair market value of the Company's stock was $3,344,987.

     The Company is holding the 2,839,689 shares as treasury shares.


ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
        EXHIBITS.

(A) and (b). The financial statements required to be filed with this Report are not presently available. The Company will file the required financial statements as an amendment to this Form 8-K, as soon as practical but not later than 60 days after the date of the filing of this Report.

(c)  EXHIBIT

     The following Exhibits are filed as part of this Report.

     10.37. Contribution Agreement, dated March 29, 1999, between Capitol Development of Arkansas, Inc., and Trade Partners, Inc.

     10.38. Amendment to Contribution Agreement, dated June 1, 1999.

     10.39. Plan And Agreement For Corporation Separation, dated March 31, 1999, between Capitol Communities Corporation and Charlie Corporation.

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     10.40. First Amendment To Plan And Agreement For Corporation Separation,
            dated June 14, 1999.




                                  SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on is behalf by the undersigned hereunto duly authorized.

Dated: June 25, 1999            CAPITOL COMMUNITIES CORPORATION



                                     BY: /s/ Michael G. Todd
                                         ------------------------
                                         Michael G. Todd
                                         President and Chairman of
                                         the Board

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